ATS INC.
an indirect wholly owned subsidiary of
WOODSIDE PETROLEUM LTD.
has amended its
OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(including the Associated Preferred Stock Purchase Rights)
of
ENERGY PARTNERS, LTD.
to
$23.00 Net Per Share
THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 17, 2006
UNLESS THE AMENDED OFFER IS EXTENDED.
November 2, 2006
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
      We have been appointed by ATS Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Woodside Petroleum Ltd., a company incorporated under the laws of Victoria, Australia (“Parent”), to act as Dealer Manager in connection with Purchaser’s amended offer to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Energy Partners, Ltd., a Delaware corporation (the “Company”), and the associated preferred stock purchase rights (the “Rights” and together with the Common Stock, the “Shares”), for $23.00 per Share, net to the seller in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 31, 2006 (as previously amended, the “Offer to Purchase”), as further amended and supplemented by the Supplement to the Offer to Purchase dated November 2, 2006 (the “Supplement”), and this revised GREEN Letter of Transmittal (the offer reflected by such terms and conditions, as they may be amended or supplemented from time to time, constitutes the “Amended Offer”), which Supplement and revised GREEN Letter of Transmittal are enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.
      The Amended Offer no longer includes the contingent right to receive any price increase in respect of litigation which Purchaser had commenced in the Delaware Court of Chancery, which has since been dismissed without prejudice.
      The Amended Offer is conditioned upon the conditions set forth in Section 14 of the Offer to Purchase (which are restated in Annex A to the Supplement), including the condition that the Company’s Board of Directors has redeemed the Rights issued pursuant to the Rights Agreement, dated as of September 14, 2006, between the Company and Mellon Investor Services LLC, as rights agent, or that the Rights have been invalidated or are otherwise inapplicable to the Amended Offer and the proposed Second-Step Merger described therein, which action will cure an unsatisfied condition set forth in clause (g)(v) of Section 14 of the Offer to Purchase. Two of the conditions set forth in the Offer to Purchase, the Stone Energy Merger Condition and the HSR Condition (both as defined in the Offer to Purchase), have already been satisfied. See Section 14 of the Offer to Purchase or Annex A of the Supplement for the full text of the conditions to the Amended Offer.

      For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Supplement;

2. A revised GREEN Letter of Transmittal for your use in accepting the Amended Offer and tendering Shares and for the information of your clients;

3. A revised PINK Notice of Guaranteed Delivery to be used to accept the Amended Offer if the Shares and all other required documents are not immediately available or cannot be delivered to The Bank of New York (the “Depositary”) prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

4. A revised YELLOW letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Amended Offer;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. Return envelope addressed to the Depositary.
      YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 17, 2006, UNLESS THE AMENDED OFFER IS EXTENDED.
      In all cases, payment for Shares accepted for payment pursuant to the Amended Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) an original BLUE Letter of Transmittal or a revised GREEN Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase), and (iii) any other required documents.
      If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Amended Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase and Section 3 of the Supplement.
      Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Amended Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the original BLUE Letter of Transmittal and the revised GREEN Letter of Transmittal.

      Questions or requests for assistance may be directed to Credit Suisse Securities (USA) LLC at its telephone number, or Innisfree M&A Incorporated (the “Information Agent”) at its address and telephone numbers, in each case, as set forth on the back cover of the Offer to Purchase. Requests for additional copies of the enclosed material may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Amended Offer.

Very truly yours,
Credit Suisse
      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE AMENDED OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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